Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated May 30, 2025, except for Note 10 as to which the date is July 10, 2025, with respect to the financial statements of Quantumsphere Acquisition Corporation as of March 31, 2025 and for the period from July 23, 2024 (inception) through March 31, 2025 which report appears in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-287672). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Morristown, NJ

August 6, 2025